EXHIBIT 10.1
Letter of Intent February 3rd, 2008(sic)
(Handwritten: Subject to all applicable contracts. Subject to approval by both companies’ Board of Directors)
Organic Business Alliances LLC agrees to invest $7 million in Bioheart, Inc. over time with certain conditions met.
At closing approximately 1,968,504 BHRT shares at $0.762 = $1.5 million to complete our register PIPE Financing following all terms already established for this financing whereby Bioheart, Inc. has already collected $2.2 million of funding. Actual will be 10% discount to 5 day weighted average trading price of common stock the NASDAQ capital market during the 5 day trading period immediately preceding the date Organic Business Alliances LLC executes and delivers to Bioheart the subscription agreement (attached Exhibit A). PIPE terms include 30% warrants with strike price 120% trading price.
$1 million at market price upon Bioheart’s first major delivery (10+) of heart failure monitors to a key account(s)
$1 million at market price on Bioheart, Inc. receiving signed contracts for heart failure monitoring services exceeding $5 million
$1 million at market price upon Bioheart making first major delivery (10+) of Bioheart TGI-1200 disposables
$1 million at market price upon first major (10+) delivery of Bioheart-Monebo Cardiobelts™ to key account(s).
$1 million at market price upon reaching $10 million in signed contracts for heart failure monitoring services.
$500,000 at market price upon receiving FDA approval to initiate MyoCell SDF-1 clinical trials in the USA.
Bioheart agrees to purchase $3.04 million of value for every $7 million of investment commitment received from Organic Business Alliances LLC up to $28 million and $12.16 million maximum of key man insurance for our top 8 executives and board members with Bioheart, Inc. as the beneficiary. This key man insurance would include Dr. William P. Murphy the elder statesman of our board of directors.
Organic Business Alliances acknowledges that Bioheart has announced in public filings it is in default on $180,000 owed to BlueCrest and that BlueCrest as the legal right to accelerate the balance of their loan with Bioheart and has communicated their intention to do so now. There is also acknowledgement that

Bioheart has recently collected $100,000 from Myers & Associates as bridge loan convertible to equity at special discounted terms (approximately 22% discount to 5 day weighted average price and 100% warrants at $0 strike price) and intends to collect another $100,000 today under these same terms.
Organic Business Alliances LLC grants permission to Bioheart to announce the signing of this letter of intent and its contents in its scheduled conference call today and for any other purposes it deems appropriate.

/s/ Howard J. Leonhardt

Howard J. Leonhardt
Chairman of The Board,
Chief Executive Officer and Chief Technology Officer
Bioheart, Inc.

/s/ Frederick Sternau

Frederick Sternau
Chairman & CEO
Organic Business Alliances LLC
Letter of Intent February 3rd, 2008(sic)